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EXHIBIT 3

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                                     CHARTER
                                       OF
                       FIRST FORTIS LIFE INSURANCE COMPANY

We, the undersigned, all being natural persons over the age of twenty-one (21) years, at least a majority of us being citizens and residents of the United States and not less than three being residents of the State of New York, do hereby adopt the following charter:

1.   The name of this corporation shall be FIRST FORTIS LIFE INSURANCE COMPANY.

2. The principal office of this corporation shall be located in the County of Onondaga, State of New York.

3.   The kinds of insurance to be transacted by this corporation shall be:

 A. "Life Insurance," meaning every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (i) of terminal illness defined as a life expectancy of twelve months or less, or (ii) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty.

 B. "Annuities," meaning all agreements to make periodical payments where the making or continuance of all or of some of a series of such payments, or the amount of any such payment, is dependent upon the continuance of human life, except payments made under the authority of paragraph one. Amounts paid to the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty.

 C.  "Accident and health insurance," meaning

     (a) Insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workmen's compensation law, except as specified in subparagraph (b) following; and

     (b) Non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but not including insurance solely against accidental injury), under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

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 D.  "Substantially similar kind of insurance," meaning such insurance which in the opinion of the superintendent is determined to be substantially similar to one of the foregoing kinds of insurance and thereupon for the purposes of this chapter shall be deemed to be included in that kind of insurance.

 4. The mode and manner in which the corporate powers of this corporation shall be exercised are through a Board of Directors and through such officers and agents as said Board shall empower.

 5. The number of directors of this corporation shall be not less than nine (9) and not more than thirteen (13), provided that the number of directors shall be increased to not less than thirteen (13) within one year following the end of the calendar year in which the corporation exceeds five hundred million dollars ($500,000,000) in admitted assets.

 6. The directors of this corporation until the next annual meeting of stockholders shall be the following persons, who reside at the respective addresses set forth below opposite their names:

Name                               Residence Address

Allen R. Freedman                  Charlotte Valley Farms, HCR1 Box 45,
                                   Charlotteville, NY 12036-9603

William D. Greiter                 4108 62nd Street West, Edina, MN 55424

Thomas M. Keller                   3405 North Lake Drive, Milwaukee, WI
                                   53211

Dean C. Kopperud                   9481 Painters Ridge, Eden Prairie, MN
                                   55347-2832

Terry J. Kryshak                   P. O. Box  5132, Syracuse, NY 13220

Clarence E. Galston                338 Woodbury Road, Cold Harbor, NY
                                   11724

Dale E. Gardner                    P.O. Box 217, Roxbury, NY 12474

Susie Gharib                       1220 Park Avenue, New York, NY 10128

Kenneth W. Nelson                  282 Douglas Road, Staten Island, NY
                                   10304

Guy G. Rutherfurd, Jr.             156 East 79th  Street, New York, NY
                                   10021

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     7.   The annual meeting of the stockholders of this corporation shall be held on the Wednesday after the fourth Tuesday in April (or, if such day is a legal holiday, then on the next succeeding business day), at such place (within or without the State of New York) or such other date and hour, as may be fixed from time to time by the Board of Directors and set forth in the notice of such meeting. At each such annual meeting directors shall be elected for the ensuing year to take office immediately upon election and hold office until the next annual meeting of stockholders of the corporation and until the successors of such directors are elected.

     8. At each annual meeting of stockholders of the corporation, each stockholder of record on the books of the corporation who shall have held his or her shares in his or her own name at least thirty (30) days prior to the meeting shall be entitled to one vote in person or by proxy for each share of the stock so held by him or her.

     9. Directors shall be chosen and elected by a plurality of the whole number of shares voted at the meeting.

     10. If any vacancy or vacancies in the Board of Directors shall occur by death, resignation, removal or otherwise, the remaining members of the Board of Directors, at a meeting called for that purpose, or at a regular meeting, shall elect a director or directors to fill the vacancy or vacancies thus arising, and each director so elected shall hold office for the unexpired term of the director whose place he or she has taken.

     11. At all times, a majority of the directors of this corporation shall be citizens and residents of the United States, and at least three directors shall be residents of the State of New York.

     12. The duration of the corporate existence of this corporation shall be perpetual.

     13. The amount of capital of this corporation shall be Two Million Dollars, to be represented by One Hundred Thousand (100,000) shares of stock of a par value of Twenty Dollars ($20.00) per share.

     14. The Board of Directors at a meeting held at any time prior to the first annual meeting of stockholders of this corporation, and thereafter at the annual meeting of the Board of Directors, which shall be held immediately after the annual meeting of stockholders of this corporation, shall elect a President, one or more Vice Presidents, a Secretary and a Treasurer, and it may at its option at any time appoint or elect such other officers as shall from time to time be provided for in the bylaws of this corporation. Officers elected or appointed by the Board of Directors shall respectively hold office until the next annual meeting and until their successors are chosen and have qualified. Other officers shall serve at the pleasure of the Board of Directors unless otherwise provided in the bylaws.

     15. Vacancies in the above elective offices occurring in the interval between annual meetings of the Board of Directors maybe filled at any time by the Board of Directors, and the person or persons so elected shall hold office until his, her or their successors are chosen and

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become qualified.

     16. Not less than one-third of the directors of this corporation (and, if the number of directors be less than twelve (12), then not less than four (4) directors of this corporation) and not less than one-third of the members of each committee of the Board of Directors of this corporation shall be persons who are not officers or employees of this corporation or of any entity controlling, controlled by or under common control with this corporation and who are not beneficial owners of a controlling interest in the voting stock of this corporation or any such entity. At least one such person must be included in any quorum for the transaction of business at any meeting of the Board of Directors or any committee thereof.

     17. The Board of Directors shall establish one or more committees comprised solely of directors who are not officers or employees of this corporation or of any entity controlling, controlled by, or under common control with this corporation and who are not beneficial owners of a controlling interest in the voting stock of this corporation or any such entity. Such committee(s) shall have responsibility for recommending the selection of independent certified public accountants, reviewing the corporation's financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by stockholders or policyholders, and evaluating the performance of officers deemed by such committee or committees to be principal officers of this corporation and recommending to the Board of Directors the selection and compensation of such principal officers.

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